QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 16.1

[ARTHUR ANDERSEN LLP LETTERHEAD]

May 17, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

        We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 14, 2002, of Tuesday Morning Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,
/s/ ARTHUR ANDERSEN LLP Arthur Andersen LLP
cc:
Mr. Mark E. Jarvis
Executive Vice President and Chief Financial Officer
Tuesday Morning Corporation

QuickLinks

  EXHIBIT 16.1